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                                                                     EXHIBIT 4.6

No. 1                                                             $1,250,000 USD


                                     GALAGEN INC.

                      6% Convertible Debenture due May 18, 1999


THIS DEBENTURE HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THIS DEBENTURE SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE DEBENTURE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

THIS DEBENTURE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE 1933 ACT AND UNDER PROVISIONS OF APPLICABLE STATE SECURITIES LAWS; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THE SECURITIES, WHICH OPINION AND WHICH COUNSEL SHALL BE SATISFACTORY TO THE COMPANY IN ITS SOLE DISCRETION.


         THIS DEBENTURE is one of a duly authorized issue of Debentures of GALAGEN INC., a corporation duly organized and existing under the laws of the State of Delaware (the "ISSUER") issued on November 18, 1997, and designated as its 6% Convertible Debenture due May 18, 1999, in an aggregate face amount not exceeding One Million Five Hundred Thousand (USD$1,500,000) Dollars, issuable in One Hundred Thousand ($100,000) Dollars par value face amounts.

         This Debenture has been issued under the terms and provisions of the 6% Convertible Debenture Purchase Agreement dated as of November 18, 1997 between the ISSUER and HOLDER (the "Agreement") and shall be subject to all of the terms and conditions and entitled to all of the benefits thereof.

                  FOR VALUE RECEIVED, the ISSUER promises to pay to
                                    CPR (USA) INC.

the registered holder hereof or its registered assigns, if any (the "HOLDER"), the principal sum of:


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                        One Million Two Hundred Fifty Thousand
                                United States Dollars,

on May 18, 1999 (the "Maturity Date"), and to pay simple interest, as outlined below, at the rate of six percent (6%) per annum on the principal sum outstanding from time to time for the term of the Debenture or until the Debenture is completely converted. Accrual of interest shall commence on the first business day to occur after the date hereof and shall continue until payment in full of the principal sum has been made or duly provided for, at which time such interest shall also be payable. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the ISSUER regarding registration and transfers of the Debenture (the "Debenture Register"), provided, however, that the ISSUER'S obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions contained in the Agreement. The principal of, and interest on, this Debenture are payable as provided in the Agreement in cash or Conversion Shares (as defined in the Agreement) in the sole discretion of the Company. Accordingly, this Debenture is payable in cash only upon an Event of Default (as defined below) or at the sole discretion of the Company. Principal and interest are payable at the address last appearing on the Debenture Register as designated in writing by the HOLDER hereof from time to time. The ISSUER will pay the principal of and all accrued and unpaid interest due upon this Debenture on the Maturity Date in cash or Conversion Shares as provided in the Agreement, less any amounts required by law to be deducted or withheld, to the HOLDER at the last address on the Debenture Register.

The Debenture is subject to the following additional provisions:

         1. The Debenture is exchangeable for like Debentures in equal aggregate principal amount of authorized denominations, as requested by the HOLDERS surrendering the same. No service charge will be made for such registration or transfer or exchange, although the HOLDERS shall be responsible for their own expenses associated with complying with the restrictions on transfer of the Debenture in the Agreement.

         2. The ISSUER shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended, or other applicable laws at the time of such payments.

         3. This Debenture has been issued subject to investment representations of the original HOLDER hereof and may be transferred or exchanged only in compliance with the 1933 Act and applicable state securities laws and in compliance with the restrictions on transfer provided in the Agreement. Prior to the due presentment for such transfer of this Debenture, the ISSUER and any agent of the ISSUER may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is overdue, and neither the ISSUER nor any such agent shall be affected by notice to the contrary. The transferee shall be


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bound, as the original HOLDER by the same representations and terms described herein and under the Agreement.

         4. The HOLDER is entitled, at its option, to convert this Debenture in accordance with the terms and conditions contained in the Agreement. The ISSUER is entitled to redeem this Debenture in accordance with the Agreement.

         No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.

         5. No provision of this Debenture shall alter or impair the obligation of the ISSUER, which is absolute and unconditional, upon an Event of Default (as defined below), to pay the principal of, and interest on this Debenture at the place, time, and rate, and in the coin or currency herein prescribed.

         6. The ISSUER hereby expressly waives demand and presentment for payment, notice on nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         7. If one or more of the following described "Events of Default" shall occur,

         a. Any of the representations or warranties made by the ISSUER herein, or in the Agreement shall have been incorrect when made in any material respect; or

         b. The ISSUER shall fail to perform or observe in any material respect any other covenant, term, provision, condition, agreement or obligation of the ISSUER under this Debenture, the Registration Rights Agreement and the Agreement between the parties of even date herewith, and such failure shall continued uncured for a period of twenty (20) days after written notice from the HOLDER specifically describing such failure or, if such failure is by its nature curable but not curable within twenty (20) days from the date of such notice, if the ISSUER shall have failed to commence within such twenty (20) day period in good faith to cure such failure and shall have failed to cure such failure within a reasonable time longer than twenty (20) days; or

         c. A trustee, liquidator or receiver shall be appointed for the ISSUER or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

         d. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the ISSUER and shall not be dismissed within thirty (30) calendar days thereafter; or


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         e.   Bankruptcy reorganization, Insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief or debtors shall be instituted by or against the ISSUER and, if instituted against the ISSUER, ISSUER shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding or such proceedings shall not be dismissed within thirty (30) days thereafter; or

         f. The Common Stock is delisted from trading on any of the NASDAQ National Market unless it is thereupon admitted to trading on the NASDAQ SmallCap Market or any national stock exchange.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the HOLDER (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the HOLDER and in the HOLDER'S sole discretion, the HOLDER may consider this Debenture immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and HOLDER may immediately, and without expiration of any period of grace, enforce any and all of the HOLDER'S rights and remedies provided herein or any other rights or remedies afforded by law. It is agreed that in the event of such action such holders of Purchased Securities shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation such reasonable fees and expenses of attorneys (if litigation is commenced).

         8. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

         9. This Debenture and the Agreement constitute the full and entire understanding and agreement between the ISSUER and HOLDER with respect hereto. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the ISSUER and the HOLDER. Any capitalized terms shall have the same meaning as given in the Agreement. In the event of any inconsistencies between this Debenture and the Agreement, the Agreement shall control.

         10. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware.

         11. The convertibility of the Debenture shall be restricted such that that portion of the Debenture which, if otherwise converted, would result in HOLDER being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the 1934 Act, of 4.99% or more of the then issued and outstanding Common Stock, shall not be convertible. If, in


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accordance with the foregoing sentence, any portion of the Debenture remains unconvertible on the Maturity Date, the Company shall have no further obligation therefor.

         IN WITNESS WHEREOF, the ISSUER has caused this instrument to be duly executed by an officer thereunto duly authorized.

                                  GALAGEN INC.



                                  By
                                    -------------------------------
                                    Name:  Gregg A. Waldon
                                    Title:  Chief Financial Officer
                                    Date:  November 18, 1997


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